Exhibit 99.1

Sigilon Therapeutics Appoints Philip Ashton-Rickardt, Ph.D., as Chief Scientific Officer

Cambridge, MA—June 14, 2021—Sigilon Therapeutics, Inc. (NASDAQ:SGTX), a biotechnology company that seeks to develop functional cures for chronic diseases through its Shielded Living Therapeutics™ platform, today announced the appointment of Philip Ashton-Rickardt, Ph.D., as Chief Scientific Officer (CSO). Most recently, Dr. Ashton-Rickardt served as Senior Vice President for Immunology at AZTherapies, Inc., where he was responsible for preclinical development of cell therapies, biologic and small molecule platform technologies to treat neurodegenerative diseases.

“We are excited to announce the addition of Philip to our leadership team. He is a highly regarded scientific leader, and we believe his experience in cell therapy and successful track record of developing platform technologies will be tremendous assets,” said Rogerio Vivaldi, M.D., President and CEO of Sigilon. “He’s joining us at an important time for the Company as we strategically advance our growing pipeline of novel therapeutics for the treatment of a wide range of chronic diseases. The breadth and depth of Philip’s experience will be instrumental in helping us leverage the modularity of our Shielded Living Therapeutics™ platform as we advance multiple programs.”

Dr. Ashton-Rickardt joined AZTherapies in 2019 in connection with its acquisition of Smith Therapeutics, a private company founded by Dr. Ashton-Rickardt to develop a cutting-edge technology platform that he invented using modified T cells designed to restore a healthy balance of inflammatory and regulatory cells in the brain. Prior to launching Smith Therapeutics in 2017, Dr. Ashton-Rickardt was Chair in Immunology at Imperial College London, Visiting Professor, Brigham and Women’s Hospital, Harvard Medical School, and Associate Professor in the Department of Pathology at the University of Chicago. He was awarded tenure by The University of Chicago and is the recipient of the Early Career Award for Scientists and Engineers from President Bill Clinton. He has published more than 65 peer-reviewed papers in more than 30 academic journals (including Cell, Science, Immunity, and Nature Immunology), has served as an editor for several academic journals, and has been a member of grant review boards globally. Dr. Ashton-Rickardt earned a B.Sc. in Biochemistry from the University of London, King’s College and a Ph.D. in Molecular Biology from the University of Edinburgh.

Added Dr. Ashton-Rickardt: “I am thrilled to be joining this talented team. I look forward to exploring the potential of this novel platform technology in hopes of further expanding Sigilon’s robust pipeline and delivering on its commitment to improve the lives of patients living with chronic diseases.”

About Sigilon Therapeutics
Sigilon Therapeutics seeks to develop functional cures for chronic diseases through its Shielded Living Therapeutics™ platform. Sigilon’s product candidates are non-viral engineered cell-based therapies designed to produce the crucial proteins, enzymes or factors needed by patients living with chronic diseases such as hemophilia, lysosomal diseases and diabetes. The engineered cells are protected by Sigilon’s Afibromer™ biomaterials matrix, which shields them from immune rejection and fibrosis. Sigilon was founded by Flagship Pioneering in conjunction with Daniel Anderson, Ph.D., and Robert Langer, Sc.D., of the Massachusetts Institute of Technology.

Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters, including the modularity of our platform technology and the potential benefits of our pipeline and product candidates. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, that we have incurred significant losses since inception and our need for additional funding; the SLTx platform consists of novel technologies that are not yet clinically validated for human therapeutic use; that we have only any results from the testing of any of our product candidates in clinical trials and any favorable preclinical results are not predictive of results that may be observed in clinical trials; we may be unable to obtain and maintain patent protection and other intellectual property rights for SIG-001 or any other product candidates and for our SLTx platform, or the scope of the patent and other intellectual property protection obtained may not be sufficiently broad; and the risks identified under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2021 and in any subsequent filings with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.  Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Investor Contacts
Rob Windsor
Sigilon Therapeutics, Head of Investor Relations
robert.windsor@sigilon.com
617-586-3837

Mike Biega
Solebury Trout
mbiega@soleburytrout.com
617-913-8890

Media Contact
Amy Bonanno
Solebury Trout
abonanno@soleburytrout.com
914-450-0349